EXHIBIT 23 ---- CONSENT OF INDEPENDENT AUDITORS



    We consent to the incorporation by reference in this Annual Report (Form 10-K) of Intergraph Corporation and subsidiaries of our report dated January 28, 1994, included in the 1993 Annual Report to Shareholders of Intergraph Corporation.

    Our audits also included the financial statement schedules of Intergraph Corporation listed in Item 14(a)(2). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth herein.

    We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-10614) pertaining to the Intergraph Corporation Amended and Restated 1987 Employee Stock Purchase Plan dated December 31, 1992; in the Registration Statement (Form S-3 No. 33-25880) pertaining to the Stock Bonus Plan dated December 22, 1988; and in the Registration Statement (Form S-8 No. 33-35846) pertaining to the 1990 Employee Stock Option Plan dated July 12, 1990, and in the related Prospectuses, of our report dated January 28, 1994, with respect
to   the  consolidated  financial  statements and schedules of
Intergraph Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 1993.


                                                 /s/ Ernst & Young


Birmingham, Alabama
March 22, 1994

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